AMENDMENT NO. 3 TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 3 dated as of February 26, 2026, to the Sub-Advisory Agreement dated as of February 25, 2019 (the “Agreement”) is made by and between the Timothy Partners, Ltd., a Florida Limited Partnership (“Advisor”), and Victory Capital Management Inc., a New York corporation (“Sub-Advisor”). Capitalized terms not otherwise defined herein are to be ascribed the meaning set forth in the Agreement

WITNESSETH:

WHEREAS, the Advisor and the Sub-Advisor entered into the Agreement for investment advisory services to the funds set forth on Schedule A of the Agreement, as amended;

WHEREAS, the Advisor and the Sub-Advisor desire to amend the Agreement to reflect the addition of three new exchange-traded funds (the “Funds”); and

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby supplemented by adding the new Funds effective February 26, 2026.

2.	Other Provisions. Except as amended hereby, the parties acknowledge that all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to the Agreement to be executed as of the date first above written.

VICTORY CAPITAL MANAGEMENT INC.		TIMOTHY PARTNERS, LTD.

By:	/s/ Michael Policarpo	By:	/s/ Brian Mumbert
Name:	Michael Policarpo	Name:	Brian Mumbert
Title:	President, CFO & CAO	Title:	Chief Operations Officer

Schedule A

Sub-Advisory Fee Schedule

Timothy Plan Free Cash Flow ETF (TPFC)

Timothy Plan Free Cash Flow Growth ETF (TPFG)

Timothy Plan Fixed Income ETF (TPFI)

For each Fund, commencing at the launch of each ETF, the management fee payable by the Advisor to the Sub-Advisor under the Sub-Advisory Agreement shall be 0.225% of each Fund’s assets under management, subject to the Sub-Advisor being paid no less than a minimum monthly fee of $1,500 for each Fund by the Advisor.